UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

F O R M 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 1990

BOSTON CAPITAL TAX CREDIT FUND IV L.P.

(Exact name of registrant as specified in its charter)

Delaware 0-26200 04-3208648

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification No.)

c/o Boston Capital Corporation,

One Boston Place, Boston, Massachusetts 02108-4406

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code	(617) 624-8900

None

(Former name or former address, if changed since last report)

Item 5. Other Events

As of January 2000 Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership, specifically Series 36 thereof, entered into various agreements relating to Annadale Housing Partners, a California Limited Partnership, a California limited partnership (the "Operating Partnership") on behalf of Series 36 of the Partnership, including the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of January 2000 (the "Operating Partnership Agreement"), pursuant to which Series 36 acquired a limited partner interest in the Operating Partnership. Series 36, 17, 5, 2 and American Affordable Housing III L.P. have jointly invested in the Operating Partnership pursuant to the terms of the Partnership's Partnership Agreement, with Series 36 investing 65% Series 17 investing 9.55%, Series 5 investing 7.64%, Series 2 investing 13.72% and American Affordable Housing III L.P. investing 4.09%. Capitalized terms used and not otherwise defined herein have their meanings set forth in the Operating Partnership Agreement.

The Operating Partnership owns a 222 unit apartment complex for families and seniors located at Fresno in Fresno County, California, which is known as Annadale Apartments (the "Apartment Complex"). The Apartment Complex consists of 59 buildings containing 53 one-bedroom units, 53 two-bedroom units and 116 three-bedroom units. Amenities include a playground, laundry facilities, community room, elevator and an air conditioner in the units. Construction of the Apartment Complex commenced in July 1990 and is scheduled for completion in December 1991. 100% Occupancy is scheduled for June 1991.

The Operating Partnership expects to receive permanent financing in the amount of $3,900,000 (the "Permanent Mortgage") from Savings Association Mortgage Co., Inc. The Permanent Mortgage is expected to bear interest at FHLB-11th District Cost of Funds plus 2% fixed for initial 10 years, adjusted every 5 years thereafter at the same index with a lifetime cap at 4% per annum payable over a 30 year term

It is expected that 100% of the rental apartment units in the Apartment Complex will qualify for the low-income housing tax credit (the "Tax Credits") under Section 42 of the Internal Revenue Code of 1986, as amended (the "Code").

The general partner of the Operating Partnership is Central Valley Affordable Housing, LLC, (the "General Partner").

Series 36 acquired its interest in the Operating Partnership directly from the Operating Partnership in consideration of an agreement to make a Capital Contribution of $3,616,517 to the Operating Partnership in 4 installments as follows:

    $1,611,100 (the "First Installment") on the Admission Date;
    $400,000 (the "Second Installment") on the 80% Completion Date;
    $593,422 (the "Third Installment") on the latest of (i) the Completion Date, (ii) the Document Receipt Date, (iii) State Designation or (iv) demonstration to the reasonable satisfaction of the Investment Limited Partners that the HoDAG Loan is a non-recourse loan for Federal income tax purposes; and
    $1,011,995 (the "Fourth Installment") on the later of (i) the Initial 85% Occupancy Date, or (ii) the Breakeven Point..

All of the installments have been paid by Series 36.

The total Capital Contribution of Series 36 to the Operating Partnership is based on the Operating Partnership receiving $7,825,750 in Tax Credits during the 10-year period commencing in 1990 of which 64.35% ($5,035,870) will be allocated to Series 36, 9.4545% ($739,886) will be allocated to Series 17, 7.5636% ($591,908) will be allocated to Series 5, 13.5828% ($1,062,956) will be allocated to Series 2 and 4.0491%($316,872) will be allocated to the American Affordable Housing III L.P. as the Investment Limited Partner of the Operating Partnership.

Series 36 believes that the Apartment Complex is adequately insured.

Ownership interests in the Operating Partnership are as follows, subject in each case to certain priority allocations and distributions as set forth in the Operating Partnership Agreement:
	Profits, Losses and Tax Credits from Normal Operations	Capital Transactions	Cash Flow
General Partner	1.00%	50.00%	65.00%
Series 36	64.35%	32.50%	22.75%%
Series 17	9.4545%	4.775%	3.3425%
Series 5	7.5636%	3.82%	2.674%
Series 2	13.5828%	6.86%	4.802%
American Affordable Housing III L.P.	4.0491%	2.045%	1.4315%
Special Limited Partner	0.00%	0.00%	0.00%

The Special Limited Partner of the Operating Partnership is BCTC 94, Inc., an affiliate of Series 36.

Series 36 used funds obtained from the payments of the holders of its beneficial assignee certificates to make the acquisition of its interest in the Operating Partnership.

The Operating Partnership will pay the General Partner a fee (the "Partnership Management Fee") commencing in 2001 for services in connection with the administration of the day-to-day business of the Operating Partnership in an annual amount equal to $3,500. The Partnership Management Fee for each fiscal year of the Operating Partnership shall be payable from Cash Flow in the manner set forth in Section 10.2(a) of the Operating Partnership Agreement. If for any reason the Partnership Management Fee is not paid in any Fiscal Year, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first Fiscal Year in which there is sufficient Cash Flow or Capital Proceeds as provided in Article X of the Operating Partnership Agreement.

In consideration of its consultation, advice and other services in connection with the construction and development of the Apartment Complex, the Operating Partnership will pay the Developer a fee (the "Development Fee") in the principal amount of $657,100. The Development Fee shall be due and payable only in accordance with Section 6 of the Development Agreement and, if not sooner paid, the total amount then outstanding will be payable on the tenth (10th) anniversary of the end of the Tax Credit Period from the proceeds of an additional General Partner Capital Contribution.

Item 7. Exhibits.

	(c)	Exhibits.	Page
(1)	(a)	Form of Dealer-Manager Agreement between Boston Capital Services, Inc. and the Registrant (including, as an exhibit thereto, the form of Soliciting Dealer Agreement)
(2)	(a)	Agreement of Limited Partnership of the Partnership

Incorporated by reference to Exhibit (1) to Registration Statement No. 33-70564 on Form S-11, as filed with the Securities and Exchange Commission.

2 Incorporated by reference to Exhibit (2) to Registration Statement No. 33-70564 on Form S-11, as filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: October 21, 2002

BOSTON CAPITAL TAX CREDIT FUND IV L.P.

By: Boston Capital Associates IV L.P.,

its General Partner

By: BCA Associates Limited Partnership, its

General Partner

By: C&M Management, Inc., its

sole General Partner

By: /s/ John P. Manning__

John P. Manning, President